Exhibit 99.1

FOR IMMEDIATE RELEASE

Second Sight Reports Second Quarter 2018 Financial Results

-- Achieves program milestones as Orion clinical and R&D activities advance --

-- Received FDA approval to enroll 6th patient at Baylor --

Los Angeles, CA – August 7, 2018 – Second Sight Medical Products, Inc. (NASDAQ: EYES) (“Second Sight” or “the Company”), a developer, manufacturer and marketer of implantable visual prosthetics that are intended to create an artificial form of useful vision to blind patients, today reported financial results for the three and six months ended June 30, 2018.

Recent Corporate Highlights:

●	Implanted 17 Argus® II Retinal Prosthesis Systems (Argus II) worldwide in Q2 2018;
●	Reported net sales of $1.9 million in the second quarter of 2018;
●

Completed enrollment of first five subjects, ahead of schedule, with the Orion™ Cortical Visual Prosthesis System (Orion) at the Ronald Reagan UCLA Medical Center (UCLA) and the Baylor College of Medicine in Houston (Baylor) as part of Second Sight’s early feasibility clinical study;

●	All five subjects have had their Orion systems activated, all subjects report seeing light from virtually all electrodes and stimulation parameters are within expected ranges;
●	Received U.S. Food and Drug Administration (FDA) approvals to enroll a 6th feasibility subject at Baylor and to implement upgrades of the Orion software for feasibility subjects;
●	Completed R&D activities for Argus® 2s (Argus 2s), the Company’s next-generation externals, and expect to begin clinical evaluation work during the 3rd quarter; and,
●	Received 2019 preliminary Medicare average outpatient payment rate of approximately $137,500 for Argus II and the associated surgical procedure proposed by CMS on July 25.

“I am pleased with the progress made during the past quarter with our Orion clinical and R&D programs. The technology is performing as expected and is generating spots of light via cortical stimulation with all subjects. Moreover, the stimulation parameters are within our expectations and we are now progressing with more complex testing involving real-time video input. One subject is close to being cleared for home use and we will start the critical artificial vision rehabilitation process shortly thereafter. The focus in coming months will be the collection of important clinical and performance data to support the safety and efficacy of this breakthrough device,” stated Will McGuire, President and CEO of Second Sight.

“Our confidence in Orion and its market potential continues to grow, as does our commitment to advance this revolutionary technology. As a result, the Orion clinical and R&D programs will be our top priority. With respect to our ongoing Argus commercial and clinical efforts, we will prioritize activities that maximize our return on investment or have strategic value. Finally, we are excited to start sharing details of research we are conducting in areas such as eye-tracking and object recognition that can be integrated with artificial vision to provide a more interesting and useful experience for our users,” concluded McGuire.

Second Quarter 2018 Financial Results

Net sales on a GAAP basis were $1.9 million for the second quarter of 2018 compared to $2.2 million in the second quarter of 2017. Revenue was recognized for 17 units in the second quarter of 2018 as compared to 20 units in the prior year quarter. On a GAAP basis, revenue recognized per implant was approximately $112,000 in both the second quarter of 2018 and 2017. We expect our average revenue recognized per implant unit for the remainder of 2018 to be in a range of $100,000 to $120,000, depending on the geographic mix of implants.

Gross profit was $1.1 million for both the second quarter of 2018 and 2017. The Company’s overhead absorption rate for its unit costs are subject to a high degree of variability based on its production volumes.

Research and development expenses, net of funding received from grants, increased to $2.4 million during the second quarter of 2018 compared to $1.9 million in the second quarter of 2017. The increase of $0.5 million was primarily due to increased headcount, outside services, and costs for internally produced prototypes for next generation products.

Clinical and regulatory expenses were $1.1 million during the second quarter of 2018 compared to $0.7 million in the second quarter of 2017. The increase of $0.4 million primarily related to costs associated with the Orion feasibility study.

Selling and marketing expenses were $2.9 million during the second quarter of 2018 compared to $2.4 million in the second quarter of 2017. The increase of $0.5 million is attributable to increased market development activities, including compensation expenses.

General and administrative expenses were $2.6 million in second quarter of 2018 compared to $2.9 million in the second quarter of 2017. The decrease of $0.3 million is primarily due to lower stock-based compensation charges due to executive transitions.

Net loss for the second quarter of 2018 was $8.0 million, or a loss of $0.12 per share, compared to a net loss of $6.8 million, or a net loss of $0.12 per share, in the second quarter of 2017.

The non-GAAP net loss for the second quarter of 2018, excluding certain non-cash items, was $7.1 million, or $0.11 per share, compared to a non-GAAP net loss of $6.6 million, or $0.12 per share in the second quarter of 2017.

As of June 30, 2018, Second Sight had $7.5 million in cash and cash equivalents.

For a full reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please refer to the tables included with this press release.

Updated 2018 Key Objectives

●	Complete Orion feasibility trial enrollment and prepare for the initiation of the next phases of clinical testing;
●	Gain additional visibility to Orion’s commercialization path, including pivotal trial and post-market requirements via the FDA’s Breakthrough Device program;
●	Submit regulatory filings for Argus 2s next-generation externals and execute a commercial launch before year-end; and,
●	Prioritize Argus activities that maximize our return on investment or have strategic value.

Conference Call

As previously announced, Second Sight management will host its second quarter 2018 conference call as follows:

Date	Tuesday, August 7, 2018

Time	4:30 PM EDT

Telephone U.S:	(800) 701-9749

International:	(303) 223-4393

Webcast (live and archive)	www.secondsight.com under the 'Investor Relations' section.

A replay of the conference call will be available for two weeks after the call's completion by dialing (800) 633-8284 (U.S.) or (402) 977-9140 (International). The conference ID for the replay is 21893222. The archived webcast will be available for 30 days via the aforementioned URL.

About Second Sight

Second Sight Medical Products, Inc. develops, manufactures and markets implantable visual prosthetics that are intended to deliver useful artificial vision to blind individuals. Second Sight has developed, and now manufactures and markets, the Argus® II Retinal Prosthesis System. Development of new hardware and software intended to improve the quality of the vision produced by the Argus system is ongoing. Second Sight is also developing the Orion™ Visual Cortical Prosthesis to potentially restore some vision to individuals who are blind due to many causes other than preventable or treatable conditions. Second Sight’s U.S. headquarters are in Los Angeles, California, and European headquarters are in Lausanne, Switzerland. For more information, please visit www.secondsight.com.

About the Argus II Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound retinitis pigmentosa (RP). The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses stimulate the retina's remaining cells, intending to result in the perception of patterns of light in the brain. The patient must learn to interpret these visual patterns, having the potential to regain some visual function. The Argus II was the second artificial retina to receive widespread commercial approval, and is offered at approved centers in Canada, France, Germany, Iran, Italy, Russia, Saudi Arabia, Singapore, South Korea, Spain, Taiwan, Turkey, the United Kingdom, and the United States. Further information on the long-term benefits and risks can be found in the peer reviewed paper at: http://www.sciencedirect.com/science/article/pii/S0161642016305796

About the Orion Visual Cortical Prosthesis System

Like the Argus II, the Orion converts images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses. The Orion is designed to transmit these electrical pulses wirelessly to an array of electrodes implanted on the surface of the visual cortex, intended to result in the perception of patterns of light. By bypassing the retina and optic nerve and directly stimulating the visual cortex, a cortical prosthesis system has the potential to restore useful vision to many more patients than the Argus II, including patients completely blinded due to many reasons, including glaucoma, diabetic retinopathy, or forms of cancer and trauma. The Company is currently conducting a feasibility study in the U.S. at two centers: the Ronald Reagan UCLA Medical Center and Baylor College of Medicine in Houston. No clinical data is yet available for the Orion.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the “safe harbor” created by those sections. All statements in this release that are not based on historical fact are “forward looking statements.” These statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “goal,” or “planned,” “seeks,” “may,” “will,” “expects,” “intends,” “believes,” “should,” and similar expressions, or the negative versions thereof, and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future, such as stated objectives or goals, or that are not otherwise historical facts, are forward-looking statements. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report, on Form 10-K, filed on March 20, 2018, and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto, or any change in events, conditions, or circumstances on which any such statement is based.

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting non-GAAP net loss and non-GAAP net loss per share which are non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities, or a measure of the Company’s liquidity. In addition, the Company's definition of non-GAAP net loss and non-GAAP net loss per share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Non-GAAP net loss and non-GAAP net loss per share, as defined by the Company, represent net loss adjusted for non-cash stock-based compensation and changes in the reserve for excess inventory. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company’s business operations and facilitates comparisons to the Company’s historical operating results. For a full reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please refer to the tables included with this press release.

Investor Relations Contacts:

Institutional Investors

In-Site Communications, Inc.

Lisa Wilson, President

T: 212-452-2793

E: lwilson@insitecony.com

or

Individual Investors

MZ North America

Greg Falesnik, Managing Director

T: 949-385-6449

E: greg.falesnik@mzgroup.us

Media Contacts:
Nobles Global Communications

Laura Nobles or Helen Shik

T: 617-510-4373

E: Laura@noblesgc.com

E: Helen@noblesgc.com

Financial Tables Follow

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,476	$7,839
Accounts receivable, net	718	1,831
Inventories, net	3,567	2,700
Prepaid expenses and other current assets	599	795

Total current assets	12,360	13,165

Property and equipment, net	1,191	1,299
Deposits and other assets	66	33

Total assets	$13,617	$14,497

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,220	$752
Accrued expenses	2,071	2,425
Accrued compensation expenses	2,448	2,611
Accrued clinical trial expenses	1,074	779
Contract liablilties	260	48

Total current liabilities	7,073	6,615

Commitments and contingencies

Stockholders’ equity	6,544	7,882

Total liabilities and stockholders’ equity	$13,617	$14,497

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net sales	$1,907	$2,236	$2,883	$3,245
Cost of sales	836	1,127	1,504	2,254
Gross profit	1,071	1,109	1,379	991

Operating expenses:
Research and development, net of grants	$2,422	1,949	$4,895	3,796
Clinical and regulatory	1,126	684	2,475	1,298
Selling and marketing	2,879	2,447	5,891	4,682
General and administrative	2,632	2,901	5,875	5,642
Total operating expenses	9,059	7,981	19,136	15,418

Loss from operations	(7,988)	(6,872)	(17,757)	(14,427)

Interest and other income, net	27	29	43	36

Net loss	$(7,961)	$(6,843)	$(17,714)	$(14,391)

Net loss per common share – basic and diluted	$(0.12)	$(0.12)	$(0.29)	$(0.28)

Weighted average shares outstanding – basic and diluted	64,418	56,513	61,750	51,380

SECOND SIGHT MEDICAL PRODUCTS, INC.
AND SUBSIDIARY

Reconciliation of Non-GAAP Information to Most Comparable GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net loss	$(7,961)	$(6,843)	$(17,714)	$(14,391)

Add back non-cash charges:
Stock-based compensation	671	1,000	2,021	2,046
Excess inventory reserve	170	(743)	61	(1,456)
Non GAAP net loss	$(7,120)	$(6,586)	$(15,632)	$(13,801)

Net loss per share	$(0.12)	$(0.12)	$(0.29)	$(0.28)

Add back non-cash charges:
Stock-based compensation	0.01	0.01	0.04	0.04
Excess inventory reserve	0.00	(0.01)	0.00	(0.03)
Non GAAP net loss per share	$(0.11)	$(0.12)	$(0.25)	$(0.27)